Exhibit 4 (o) (2)

Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
A Stock Company
EXCESS WITHDRAWAL ENDORSEMENT
Pacific Life Insurance Company has issued this Endorsement as a part of the annuity Rider to which it is attached.
All provisions of the Rider that do not conflict with this Endorsement apply to this Endorsement. In the event of any conflict between the provisions of this Endorsement and the provisions of the Rider, the provisions of this Endorsement shall prevail over the provisions of the Rider.
This Endorsement modifies the provisions of the Rider to change the method of computing the Protected Payment Base and Remaining Protected Balance in excess withdrawal situations.
The section titled Withdrawals Exceeding Protected Payment Amount is deleted and replaced with the following:
Withdrawals Exceeding Protected Payment Amount – Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision of this Rider, if a withdrawal exceeds the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Protected Payment Base and Remaining Protected Balance. This adjustment will occur immediately following the withdrawal according to the following calculation:
(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount minus the Protected Payment Amount immediately prior to the withdrawal;

(b)	Determine the ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the withdrawal minus Protected Payment Amount immediately prior to the withdrawal);

(c)	Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the withdrawal) multiplied by (1 minus B). The Protected Payment Base will never be less than zero;

(d)	Determine the new Remaining Protected Balance which equals the lesser of:
1.	(Remaining Protected Balance immediately prior to the withdrawal minus the Protected Payment Amount immediately prior to the withdrawal) multiplied by (1 minus B); or

2.	the Remaining Protected Balance immediately prior to the withdrawal minus the total withdrawal amount.
The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Protected Payment Amount.
The section titled Depletion of Remaining Protected Balance is deleted and replaced with the following:
Depletion of Remaining Protected Balance – If a withdrawal reduces the Remaining Protected Balance to zero and Contract Value remains, the following will apply:
(a)	if a withdrawal (except an RMD withdrawal) exceeds the Protected Payment Amount, the Protected Payment Base will be reduced according to the Withdrawals Exceeding Protected Payment Amount provision of this Rider; and

(b)	any death benefit proceeds to be paid to the Beneficiary from remaining Contract Value will be paid as described under the Death Benefit provisions of the Contract.
The section titled Termination of Rider is deleted and replaced with the following:
Termination of Rider – Except as otherwise provided under the Spousal Continuation provision of this Rider, this Rider will automatically terminate upon the earliest to occur of one of the following events:
(a)	the day any portion of the Contract Value is no longer invested according to an asset allocation program established and maintained by us for this Rider;

(b)	the day of death of all Designated Lives eligible for lifetime benefits;

(c)	upon the death of the first Designated Life, if a death benefit is payable and a spouse who chooses to continue the Contract is not a Designated Life eligible for lifetime benefits;

(d)	upon the death of the first Designated Life, if a death benefit is payable and the Contract is not continued according to the Spousal Continuation provision;

(e)	if both Designated Lives are Joint Owners and there is a change in marital status, the Rider will terminate upon the death of the first Designated Life eligible for lifetime benefits and who is also an Owner;

(f)	the day the Contract is terminated in accordance with the provisions of the Contract;

(g)	the day that neither Designated Life is an Owner (or Annuitant, in the case of a custodial owned IRA or TSA);

(h)	the Annuity Date; or

(i)	the day that the Contract Value is reduced to zero as a result of a withdrawal that exceeds the Protected Payment Amount.
This Rider and the Contract will not terminate under subparagraphs (b) and (e) if, at the time of these events, the Contract Value is zero and we are making pre-authorized withdrawals of 5% of the Protected Payment Base. In these cases, the Rider and Contract will terminate when the Remaining Protected Balance is reduced to zero.
Effective Date – This Endorsement is effective as of the Rider Effective Date, unless a later date is shown below.
Effective Date:   [date]
All other terms and conditions of your Contract and Rider remain unchanged by this Endorsement.
PACIFIC LIFE INSURANCE COMPANY

Chairman and Chief Executive Officer	Secretary

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